Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

President and CEO of Insight, Ken Lamneck, announces planned retirement

TEMPE, AZ – May 6, 2021 – Insight Enterprises, Inc. (Nasdaq: NSIT) the global integrator of Insight Intelligent Technology Solutions™ for organizations of all sizes, (the “Company”), announced today that Ken Lamneck plans to retire as President and Chief Executive Officer effective December 31, 2021.  Mr. Lamneck, 66, has been with the company since January 1, 2010.  Mr. Lamneck will continue to serve as the President and CEO and a member of the Board until a successor has been named.  He will then transition to an advisory role.

The Board has engaged an executive search firm to identify and evaluate potential successors from internal and external candidates.   Mr. Lamneck will assist the Company’s board of directors in the search process. Upon retirement as CEO, Mr. Lamneck will step down from the board.

During the last twelve years, Mr. Lamneck led the growth and transformation of Insight from a value-added reseller to the intelligent technology solutions company that exists today. In that transformation, sales grew from $4.1B in 2009 to $8.3B in 2020 as the company expanded the portfolio through successful acquisitions and organic growth, adding depth in services and solutions. Over that same period, Insight’s share price has increased from $11.42 to over $100, an almost 800% increase.

Mr. Lamneck set the tone at tone at the top and created an inclusive and respectful culture based on the Company’s values of Hunger, Heart and Harmony, and the Company has been recognized with countless 3rd party accolades. These have included Fortune’s World’s Most Admired Companies, Forbes Best Employers for Diversity, Best Employers for Veterans, and a Great Place to Work in multiple geographies around the world.

Mr. Lamneck said, “It has been my greatest professional honor to lead this amazing company, to work alongside our incredible teammates around the world, to join forces with our partners and to serve our clients.”  He added, “We have a strong management team and I believe now is the right time to start transitioning the leadership of the Company.”

Tim Crown, Chairman of the board and one of the original founders of Insight, said “While Ken is leaving big shoes to fill, the organization and management team he has built will serve us well as we look for his replacement, and continue the transformation of Insight. I am happy to confirm that Ken will be with us during and after the search process to ensure a successful transition.”

About Insight

Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, and Connected Workforce solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our employees help clients innovate and optimize their operations to run business smarter. Discover more at insight.com.

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958

Inquiries

Contact:	Glynis Bryan
Chief Financial Officer
Tel. 480.333.3390
Email glynis.bryan@insight.com

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958